UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 8, 2007

MAXIMUS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-12997	54-1000588
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

11419 Sunset Hills Road,
Reston, Virginia	20190-5207
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (703) 251-8500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01               Other Events.

MAXIMUS, Inc. (the “Company”) previously reported that it had initiated an arbitration process to resolve certain disputes under its subcontract with Accenture LLP in Texas.  The following paragraphs provide additional information with respect to this matter.

On January 8, 2007, counsel to the Company delivered to Accenture a written formal demand for arbitration to resolve the previously-reported disputes relating to the Company’s role as a subcontractor in support of Accenture’s prime contract with the Texas Health and Human Services Commission for the Integrated Eligibility and Enrollment Services program.

Also on January 8, 2007, counsel to Accenture delivered to the Company a letter purporting to declare the Company in default of its obligations under the subcontract.  The Accenture letter states that Accenture plans to exercise step-in rights with respect to certain management and supervisory services currently provided by the Company for the Children’s Health Insurance Program (“CHIP”).  The letter also states that Accenture intends to partially terminate the subcontract as of February 5, 2007 with respect to the Company’s obligations regarding CHIP integrated eligibility services.  The letter includes a proposed turnover plan for transitioning the CHIP services from the Company to Accenture.

The Company believes that its positions are meritorious and that Accenture’s positions are without merit, including Accenture’s unjustified issuance of a default notice with respect to the CHIP operations.  The Company will continue to aggressively pursue its rights and remedies against Accenture to resolve the current dispute.  The Company cannot predict the outcome of any settlement negotiations or the arbitration proceedings or the impact they may have on the Company’s operating results or financial condition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAXIMUS, Inc.

Date: January 10, 2007	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary